ISABELLA BANK CORPORATION
SPLIT DOLLAR PLAN

January 1, 2015

TABLE OF CONTENTS
INTRODUCTION	1

Article 1 - Definitions	2

1.1 Base Annual Salary	2

1.2 Change of Control	2

1.3 Company	2

1.4 Disability	2

1.5 Early Retirement Age	2

1.6 Insurer	3

1.7 Isabella	3

1.8 Just Cause	3

1.9 Normal Retirement Age	3

1.10 Participant	3

1.11 Policy or Policies	3

1.12 Plan	3

1.13 Separation From Service	3

1.14 Severance From Service	4

1.15 Termination of Employment	4

Article 2- Policy Ownership/Interests	4

2.1 Company Ownership	4

2.2 Participant's Interest	4

2.3 Termination of Participation Upon Termination of Employment Prior to Early Retirement Age	5

2.4 Benefit Not Terminated on Disability or Severance From Service	5

2.5 Forfeitures	5

ii

2.6 Payments From the Policy	6

Article 3 - Premiums	6

3.1 Premium Payment	6

3.2 Imputed Income	6

Article 4 - Assignment	6

Article 5 - Insurer	7

Article 6 - Claims Procedure	7

6.1 Administration	7

6.2 Claims Procedure	7

Article 7 - Amendments and Termination	8

Article 8 - Miscellaneous	8

8.1 Binding Effect	8

8.2 Source of Payment	8

8.3 No Guarantee of Employment	8

8.4 Applicable Law	8

8.5 Reorganization	9

8.6 Notice	9

8.7 Entire Agreement	9

8.9 Severability	9

8.10 Headings	9

8.11 Effective Date	9

8.12 Certain Tax Consequences	9

iii

ISABELLA BANK CORPORATION
SPLIT DOLLAR PLAN

INTRODUCTION

Isabella Bank Corporation would like to attract and retain highly qualified employees. To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies that are owned by the Company on the lives of the participating employees with the employees’ respective designated beneficiaries. The Company previously adopted one or more Death Benefit Only Agreements on or about February 25, 2002 for certain employees to accomplish this objective. All but four of those plans were restated and consolidated effective January 1, 2008 as the Isabella Bank Corporation Death Benefit Plan (the “Prior Plan”). The Company hereby restates the Prior Plan again as of January 1, 2015, as this Isabella Bank Corporation Split Dollar Plan. However, each Split Dollar Policy Endorsement and Beneficiary Designation that was entered into pursuant to the Prior Plan shall continue to remain in full force and affect pursuant to this Plan (the restatement of this Plan notwithstanding), except to the extent that new Split Dollar Policy Endorsement or Beneficiary Designations are entered into pursuant to this Plan, and provided that the terms of such prior Split Dollar Policy Endorsement and Beneficiary Designation shall be construed to the extent possible in a manner that is consistent with this Plan.

This Plan does not apply to the four Death Benefit Only Agreements dated on or about February 25, 2002 that were not restated as part of the Prior Plan, which are for the following four employees: Steven Pung, David Gillespie, Kathy Clouse, and Kathy Walkington. Any death benefits of those four employees shall be governed by the terms of each of his or her respective Death Benefit Only Agreement, not the terms of this Plan.

This Plan also does not apply to death benefits provided by Isabella Bank under separate agreements that were entered into prior to 2002 among Isabella Bank, certain employees of Isabella Bank who are not Participants in this Plan, and the insurance companies that provide the relevant insurance coverage. Any death benefits of such employees shall be governed by the terms of such separate agreements, not the terms of this Plan.

This Plan also does not apply to death benefits provided by Isabella Bank under the Isabella Bank Executive Life Insurance Plan. Any death benefits provided under such plan shall be governed by the terms of such plan, not the terms of this Plan.

Finally, this Plan does not apply to any death benefits of any employee of Isabella Bank (or the beneficiaries of said employee) who became employed by Isabella Bank as a result of the Bank’s acquisition of Farwell State Savings Bank and who is not listed on an appendix to this Plan. Any death benefits of such employees shall be governed by the terms of the Executive Supplemental Income Plan to which they are a party, if any.

Article 1
Definitions

Whenever used in this Plan, the following terms shall have the meanings specified.

1.1 "Base Annual Salary" means the Participant's base annual salary (as set forth by the Company's Board of Directors) on the Participant’s last day of employment with the Company.

1.2 "Change of Control" means a transaction that results in a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of the Company or a change in the effective control of the Company shall not qualify as a “Change of Control” for purposes of this Plan unless the change (whether made in a single transaction or in successive multiple transactions) effectively transfers the controlling interest of the Company to an unrelated third party(ies) (as defined under the attribution rules of Internal Revenue Code Sections 318 and 414) and results in the unrelated third party(ies) owning more than fifty percent (50%) of the fair market value or the total voting power of the stock of the Company. A change in the ownership of a substantial portion of the Company's assets shall not be deemed a "Change of Control" for purposes of this Plan unless the change (whether made in a single transaction or in successive multiple transactions) results in the unrelated third party(ies) owning more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such change without regard to any liabilities associated with such assets. In addition to the foregoing, the Change of Control must satisfy the provisions of Treasury Regulation Section 1.409A-3(i)(5) and subsequent guidance, including the rules regarding determining the Participants and the service recipients that are affected by the Change of Control.

1.3 "Company" means Isabella Bank Corporation, Isabella Bank, their successor or successors, and any other entity whose Board of Directors authorizes participation in this Plan where Isabella by its Board has approved such participation.

1.4    "Disability" means the Participant is:

(a) unable to engage in any substantial gainful activity by reason of any medically determinable or physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) by reason of any medically determinable or physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
1.5    "Early Retirement Age" means the date the Participant reaches age fifty-five (55).

1.6 "Insurer" means the insurance company issuing the life insurance policy(ies) on the life of the Participants.

1.7    "Isabella" means Isabella Bank Corporation.

1.8 "Just Cause" means that Company has determined in its sole and exclusive discretion that a Participant has engaged in theft, fraud, embezzlement or willful misconduct. In the event Participant is discharged for Just Cause, the Participant agrees to consent to the revocation of the benefit payable under the Plan. In the event of such revocation, this Plan shall be null and void with respect to the affected Participant, and the Participant shall not have a claim under the Plan against the Company.

1.9    "Normal Retirement Age" means the date the Participant reaches age sixty-five (65).

1.10 "Participant" means an employee of the Company who (1) is selected by the Company's Board of Directors to participate in the Plan and (2) signs (or with respect to Participants in the Prior Plan, has signed) a Split Dollar Policy Endorsement for the Policy(ies) under which he or she is the insured. The Participants in the Plan as of the Effective Date (as defined in Section 8.11) are identified in the appendices to the Plan.

1.11 "Policy" or "Policies" means the individual insurance policy or policies acquired by the Company for purposes of insuring a Participant’s life under this Plan. Notwithstanding anything to the contrary in this Plan, the Company may replace a Policy with one or more comparable insurance policies to fund the benefits provided under this Plan, which such replacement policy or policies shall, effective as of the date of replacement, become the relevant Policy referred to in this Plan, and upon such replacement the Participant shall execute a new Split Dollar Policy Endorsement and a new Beneficiary Designation for each replacement Policy, in such form as is acceptable to the Company and the Insurer.

1.12 "Plan" means this Isabella Bank Corporation Split Dollar Plan, as amended from time to time.

1.13 "Separation From Service" means a Participant’s separation from service with the Company for any reason. Whether a Participant has separated from service with the Company for purposes of this Plan is based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that either: (i) the Participant will perform no further services after the specified separation date; or (ii) the level of bona fide services that the Participant would perform for the Company after the specified separation date was permanently decreased to not more than twenty percent (20%) of the average level of bona fide services performed over the consecutive thirty-six (36) month period that immediately precedes the specified separation date.

1.14 "Severance From Service" means Participant's Separation from Service with the Company either voluntarily or involuntarily without Just Cause, within the consecutive 30-day period preceding or the consecutive 12-month period following a Change of Control.

1.15 "Termination of Employment" means the Participant's Separation from Service with the Company for any reason, other than the Participant's Disability or Severance from Service; but including voluntary or involuntary termination. For purposes of this Plan, if there is a dispute over the employment status of the Participant or the date or nature of the Participant’s Separation from Service, Termination of Employment, or Severance from Service, the Company shall have the sole and absolute discretion to resolve the dispute.

Article 2
Policy Ownership/Interests

2.1 Company Ownership. The Company is the sole owner of the Policy(ies) and shall have the sole right to exercise all incidents of ownership. The Company shall be the beneficiary of any death benefit payable under the Policy, less the Participant’s interest determined in accordance with Section 2.2 below and relevant appendices.

2.2 Participant’s Interest. Subject to Sections 2.3, 2.4, 2.5 and 2.6 below and the other provisions of this Plan, including the relevant appendices, the benefit payable on behalf of a Participant under this Plan is the benefit described in this Section 2.2 for that Participant.

(a)    Benefit for Participants Listed in Appendix A.

(i) Pre-Retirement Benefit. If a Participant who is listed in Appendix A dies prior to his or her Termination of Employment, the Participant’s designated beneficiary shall have the right to receive a death benefit equal to the lesser of (i) two times (2x) the Participant’s Base Annual Salary, or (ii) $750,000.

(ii) Post-Retirement Benefit. If a Participant who is listed in Appendix A dies on or after the date of his or her Termination of Employment, the Participant's designated beneficiary shall have the right to receive a death benefit equal to the lesser of (i) one times (1x) the Participant's Base Annual Salary, or (ii) $500,000; provided that, if the Participant's Termination of Employment occurs other than due to Disability or Severance From Service prior to the Participant's attainment of Normal Retirement Age, the death benefit otherwise payable to the beneficiary under this Section 2.2(a)(ii) shall be reduced by ten percent (10%) for each consecutive 12-month period that the Participant's separation date precedes the Participant's attainment of Normal Retirement Age, such that no death benefit shall be paid to the beneficiaries of a Participant whose Termination of Employment occurs prior to the Participant attaining Early Retirement Age.

(b)    Benefit for Participants Listed in Appendix B.

(i) Pre-Retirement Benefit. If a Participant who is listed in Appendix B dies prior to his or her Termination of Employment, the Participant’s designated beneficiary shall have the right to receive a death benefit equal to $200,000.

(ii) Post-Retirement Benefit. If a Participant who is listed in Appendix B dies on or after the date of his or her Termination of Employment, the Participant's designated beneficiary shall have the right to receive a death benefit equal to $100,000; provided that, if the Participant's Termination of Employment occurs other than due to Disability or Severance From Service prior to the Participant's attainment of Normal Retirement Age, the death benefit otherwise payable to the beneficiary under this Section 2.2(b)(ii) shall be reduced by ten percent (10%) for each consecutive 12-month period that the Participant's separation date precedes the Participant's attainment of Normal Retirement Age, such that no death benefit shall be paid to the beneficiaries of a Participant whose Termination of Employment occurs prior to the Participant attaining Early Retirement Age.

2.3    Termination of Participation Upon Termination of Employment Prior to Early Retirement Age. Notwithstanding anything to the contrary in this Plan other than Section 2.4, in the event of the Participant’s Termination of Employment prior to the Participant's attainment of his or her Early Retirement Age, the Participant and the Company agree that the Participant’s participation in the Plan will automatically terminate and that no benefits shall be payable under the Plan to the Participant’s beneficiaries.

2.4 Benefit Not Terminated on Disability or Severance From Service. In the event of a Participant's Disability or Severance from Service, the Participant and the Company agree that the Participant will be deemed to have terminated employment with the Company after reaching Normal Retirement Age and shall be eligible for the post-retirement benefit that is described in Section 2.2(a)(ii) or 2.2(b)(ii) above for that Participant.

2.5 Forfeitures. Notwithstanding any provision of the Plan to the contrary, benefits payable on behalf of the Participant shall be forfeited if:
(a)    The Participant's employment is terminated for Just Cause;
(b)    The Insurer providing coverage fails; or

(c)    The Participant is not insurable at the time of the initial purchase of insurance or at the time of any subsequent purchase of insurance required to pay the benefit described in Section 2.2 above.

(d)    Subject to Section 2.4 above, the Participant's Termination of Employment occurs before the Participant reaches Early Retirement Age.

Furthermore, should a Participant's conduct cause a Policy to lapse or death benefits otherwise payable pursuant to the Policy to not be paid, the Company shall be released from its obligations under this Plan with respect to the Participant to the extent of such lapse or nonpayment of death benefits, including without limitation the Company’s obligation to maintain such Policy insuring the life of the Participant and the Company’s obligation to pay a benefit to the Participant's beneficiary or beneficiaries.

2.6 Payments From the Policy. Notwithstanding Section 2.2 above or any other provision of the Plan, the benefit payable on behalf of the Participant shall not exceed the total amount of the death benefit of the Policy, minus the cash value of the Policy at the time of the Participant's death (also known as the NAR or "net assets at risk"). Therefore, benefits under the Policy shall be paid in the following order to the extent funded:

(a)    The Company will receive an amount equal to the greater of the total cash value of the Policy or the total premiums paid by the Company into the Policy;

(b)    The Participant's interest described in Section 2.2 above will be paid to the Participant's beneficiary; and

(c)    Any additional death benefit amounts payable under the Policy will be paid to the Company.

Article 3
Premiums

3.1    Premium Payment. The Company shall pay all premiums due on all Policies.

3.2 Imputed Income. The Company shall annually impute income to each Participant for the benefits provided by this Plan to the extent required under federal, state, and local income tax laws, and each Participant shall be liable for any such taxes. The Company may withhold amounts from a Participant’s other wages to fulfill its tax withholding obligations with respect to that Participant, provided that should such other amounts be insufficient for such purpose, the Company may require that the Participant pay an amount to the Company that is sufficient to permit the Company to discharge any withholding obligations in accordance with applicable law.

Article 4
Assignment

Any Participant may assign without consideration all interests in the Policy(ies) and in this Plan to any person, entity or trust. In the event a Participant shall assign all of his or her interest, all of the Participant’s interest shall be vested in the transferee, and the Participant shall have no further interest in the Policy(ies) or in this Plan (but shall remain subject to its terms, including the withholding rules set forth in Section 3.2). Notwithstanding an assignment pursuant to this Article 4, the assignee's rights under this Plan (including without limitation the right to be paid a benefit or to have a benefit paid to the assignee's designated beneficiary) shall be subject to all limitations set forth in this Plan, including without limitation that no benefit shall be payable pursuant to this Plan if the benefit would not have been payable had the Participant not assigned his interest in the Policy and the Plan.

Neither a Participant nor an assignee may borrow against or withdraw amounts from any Policy, nor may a Participant otherwise assign (at law or in equity, except without consideration as permitted above), anticipate, alienate, pledge, hypothecate, or otherwise encumber any interest in a Policy or this Plan, and any attempt to do so shall be void ab initio. A Participant's or an assignee's interest in a Policy and this Plan shall not be subject to the claims of the Participant's or the assignee's creditors. Each Policy shall at all times be subject to the claims of the Company's creditors.

Article 5
Insurer

The Insurer shall be bound only by the terms of the Policy(ies). Any payments the Insurer makes or actions it takes in accordance with the Policy(ies) shall fully discharge it from all claims, suits and demands of all persons or entities. The Insurer shall not be bound by or deemed to have notice of the provisions of the Plan.

Article 6
Claims Procedure

6.1 Administration. This Plan shall be administered by the Company. The Company shall have the full power, discretion and authority to interpret this Plan, maintain Plan records, determine Participant (and assignee) rights and benefits, construe ambiguities and correct omissions. The Company may, from time to time, establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan or the governing rules and regulations of applicable law. Any interpretation or determination by the Company as to any disputed questions arising under the Plan or questions of construction and interpretation shall be binding and conclusive on all parties. The Company may employ or consult with advisors, accountants, legal counsel (who may also be legal counsel to the Company or its affiliates), record keepers, third-party administrators and others as it deems necessary to assist it in the performance of its duties under the Plan.

6.2    Claims Procedure.

(a) Claims. The Company shall notify any person or entity that makes a claim under this Plan (the “Claimant’) in writing, within 90 days of Claimant’s written application for benefits, of his eligibility or ineligibility for benefits under this Plan. Benefits under the Plan will be paid only if the Company decides in its sole discretion that the Claimant is entitled to them. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his claim, and a description of why it is needed, and (4) an explanation of this Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wants to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made and may extend the time for up to an additional 90 days.

(b) Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he is entitled to greater or different benefits, the Claimant shall have the opportunity to have the claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant, and the specific provisions of this Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 7
Amendments and Termination

Isabella may amend or terminate the Plan at any time in its sole discretion.

Article 8
Miscellaneous

8.1 Binding Effect. This Plan, in conjunction with each Split Dollar Policy Endorsement, shall bind each Participant and the Company and their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary, as a condition precedent to any benefit being payable under this Plan or the Prior Plan.

8.2 Source of Payment. The proceeds of the Policies purchased on behalf of Plan Participants shall be the sole source for the payment of benefits from the Plan; no other assets of the Company shall be used for such payments and the Company shall have no additional liability for the payment of benefits under the Plan.

8.3 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

8.4 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of Michigan, excluding principles of conflicts of law and except to the extent preempted by federal law.

8.5 Reorganization. The Company shall not merge or consolidate with or into another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Plan.

8.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown in the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.7 Entire Agreement. This Plan, and each Split Dollar Endorsement, constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. All prior agreements between the Company and the Participant pursuant to which the Company promised a death benefit or comparable benefit to the Participant are hereby terminated and replaced by the terms of this Plan. No rights are granted to the Participants by virtue of this Plan other than those specifically set forth herein.

8.8 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operational responsibilities of the Plan to qualified individuals, including the employment of advisors and the delegation of ministerial duties.

8.9 Severability. If for any reason any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan and the other provisions shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Plan shall be held invalid in part, such invalidity shall in no way affect the remainder of the provision, and the remainder of the provision, together with all other provisions of this Plan shall, to the full extent consistent with the law, continue in full force and effect.

8.10 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

8.11    Effective Date. The “Effective Date” of the Plan is January 1, 2015.

8.12 Certain Tax Consequences. This Plan is generally intended to be taxed pursuant to Treasury Regulation Section 1.61-22, with only the cost of current life insurance protection being taxable compensation to the Participant pursuant to Treasury Regulation Section 1.61- 22(d)(2)(i) and (3) (subject to tax rules regarding the taxability of life insurance proceeds), and shall be interpreted accordingly, except to the extent particular benefits under the Plan are taxed differently. Therefore, this Plan is intended to qualify as a death benefit plan within the meaning of Treasury Regulation Section 1.409A-1(a)(6) that is exempt from the requirements of Internal Revenue Code Section 409A, and shall be interpreted accordingly, but to the extent that this Plan is found to be subject to the requirements of Internal Revenue Code Section 409A or other applicable tax law, it shall be interpreted in such a manner as to ensure compliance with it.

		ISABELLA BANK CORPORATION

Dated:	,2015	By:
			Jae A. Evans, CEO

		ISABELLA BANK

Dated:	,2015	By:
			Steven D. Pung, President

ISABELLA BANK CORPORATION
SPLIT DOLLAR PLAN
SPLIT DOLLAR POLICY ENDORSEMENT

Policy Number(s):

Insured:

Supplementing and amending the application for insurance to ___________________ (“Insurer”) on _______________, 20___, the applicant requests and directs that:

BENEFICIARIES

1.    Isabella Bank Corporation (the “Company”) shall be the beneficiary of any proceeds remaining after the Insured’s interest has been paid pursuant to Section 2 below.

2.     The beneficiary(ies) of the death benefit in the amount specified in the Isabella Bank Corporation Split Dollar Plan dated January 1, 2015 (the “Plan”), shall be designated by the Insured or the Insured’s transferee, subject to the provisions of Section 5 below and the provisions of the Plan.

INSURED'S ACKNOWLEDGMENT

Insured acknowledges that the Isabella Bank Corporation Split Dollar Plan restates and replaces any and all death benefit only and/or split dollar arrangements offered by the Company to Insured, including the Death Benefit Only Agreement, dated February 25, 2002, and the Isabella Bank Corporation Split Dollar Plan dated January 1, 2008, both of which were previously offered by the Company, and that Insured's entire death benefit only program provided by the Company shall be the death benefit set forth in the Isabella Bank Corporation Split Dollar Plan adopted effective January 1, 2015.

OWNERSHIP

3.    The Owner of the Policy(ies) shall be the Company. The Owner shall have all ownership rights in the Policy(ies), except as may be specifically granted to the Insured or the Insured’s transferee in Section 4 of this Endorsement.

4.    Subject to applicable law and the terms of the Plan, the Insured or the Insured’s transferee shall have the right to assign without consideration his or her rights and interests in the Policy(ies) with respect to the death benefit provided for under the Plan and to exercise all related settlement options.

5.    Notwithstanding the provisions of Section 4 above, and subject to Section 2.4 of the Plan, the Insured or the Insured's transferee shall have no rights or interests in the death benefit to the extent of a violation of the Plan.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY(IES)

Upon the death of the Insured, the interest of any assignee of the Owner of the Policy(ies) designated in Section 2 above shall be limited to the portion of the proceeds described in Section 2 above and by the terms of the Plan.

OWNER’S AUTHORITY

The Insurer is hereby authorized to recognize the Owner’s claim to rights under this Endorsement without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy(ies). The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer.

Any transferee’s rights shall be subject to this Endorsement. The parties accept and agree to this Split Dollar Policy Endorsement. In the event of a conflict between the terms of this Endorsement and the terms of the Plan, the terms of the Plan shall control.

ISABELLA BANK CORPORATION

Dated:	By:
, CEO

INSURED:

Dated:	By:

ISABELLA BANK CORPORATION
SPLIT DOLLAR PLAN
BENEFICIARY DESIGNATION FORM

PRIMARY DESIGNATION:

Name	Relationship

Address

SECONDARY (CONTINGENT) DESIGNATION:

Name	Relationship

Address

All sums payable under the Isabella Bank Corporation Split Dollar Plan by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary(ies).

Dated:	,20
Insured's Signature